Exhibit 1

TELE NORTE LESTE PARTICIPAÇÕES S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.558.134/0001-58

Board of Trade (NIRE) No. 33.300.262539

Publicly-Held Company

EXTRAORDINARY SHAREHOLDERS’ MEETING

CALL NOTICE

The shareholders of TELE NORTE LESTE PARTICIPAÇÕES S.A. (the “Company”) are called to an Extraordinary Shareholders’ Meeting to be held on December 7, 2010, at 10 a.m., at the Company’s headquarters, located at Rua Humberto de Campos, 425, 8th floor, Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro, to decide on the proposal to increase the limit of the Company’s authorized share capital to 950,000,000 common or preferred shares, and to change to the preamble of Article 6 of its Bylaws to the following: “Art. 6 – The Company is authorized to increase its share capital by resolution of the Board of Directors up to the limit of 950,000,000 (nine hundred fifty million) common or preferred shares, those not being required to be proportional in relation to each other, while respecting the legal maximum of 2/3 (two-thirds) of preferred shares without voting rights.”

GENERAL INFORMATION:

1. All documentation related to the Agenda, including as required pursuant to CVM Instruction No. 481/09, may be viewed by the Company’s shareholders at the Company’s headquarters and on the CVM’s website (www.cvm.gov.br).

2. Shareholders wishing to be represented by an attorney-in-fact must provide the instrument granting the power of attorney, and in case of legal entities, a copy of the corporate acts and/or documents corroborating such representation, to the Legal Department at Rua Humberto de Campos, 425, 5th floor, Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro, between 9:00 a.m. and 12:00 p.m. or between 2 p.m and 6 p.m., by December 3, 2010. This measure is designed to accelerate the registration of shareholders present on the day of the meeting.

3. Shareholders participating in the Stock Exchanges’ Fungible Custody of Registered Shares (Custódia Fungível de Ações Nominativas das Bolsas de Valores) and wish to attend the meeting referred to herein must submit a statement of the custodian, issued beginning on December 3, 2010, showing their respective equity holdings.

Rio de Janeiro, November 19, 2010.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors